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                                                                   Exhibit 12.1

                  Statement Regarding Computations of Ratios

For the purpose of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income tax expense plus fixed charges. "Fixed charges" consist of interest expense, including amortization of deferred financing costs, plus estimated interest on rental expense, and are computed as follows:

                                                                                                               Pro Forma
                                                                                                               Ratio (1)
Black Hawk                                                             1997    1998     1999    2000    2001     2001
----------                                                            ------  -------  ------- ------- ------- ---------
Earnings:
   Pre-tax income from continuing operations......................... $ (122) $ 4,518  $10,120 $10,496 $ 9,316  $ 9,316
   Add: Fixed charges................................................    566    4,297    5,221   4,212   6,280    8,362
   Add: Amortization of capitalized interest.........................      9       35       58      58      58       58
   Add: Distributed income of equity investment......................  1,259    1,168       --      --      --       --
   Less: Interest capitalized........................................   (548)  (1,333)      --      --      --       --
                                                                      ------  -------  ------- ------- -------  -------
Total earnings....................................................... $1,164  $ 8,685  $15,399 $14,766 $15,654  $17,736
                                                                      ======  =======  ======= ======= =======  =======
Fixed Charges:
   Interest expense.................................................. $   --  $ 2,743  $ 4,586 $ 3,424 $ 5,271  $ 7,354
   Interest capitalized..............................................    548    1,333       --      --      --       --
   Amortization of capitalized expenses related to indebtedness......     --      202      617     770     709      709
   Estimated interest on rental expense..............................     18       18       18      18     300      300
                                                                      ------  -------  ------- ------- -------  -------
Total fixed charges.................................................. $  566  $ 4,298  $ 5,221 $ 4,212 $ 6,280  $ 8,363
                                                                      ======  =======  ======= ======= =======  =======
   Ratio of earnings to fixed charges................................   2.06     2.02     2.95    3.51    2.49     2.12

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(1) The pro forma ratio assumes interest expense based on $58,800,000 of Black
    Hawk Gaming debt at the interest rate applicable under the terms of the New Notes (11 7/8%)

Diversified

                                                                            1997     1998    1999   2000   2001
                                                                           -------  ------  ------ ------ ------
   Earnings:
       Pre-tax income from continuing operations.......................... $    92  $1,276  $3,813 $2,455 $3,537
       Add: Fixed charges.................................................   1,638   3,890   3,925  3,937  4,005
       Add: Amortization of capitalized interest..........................      10      12      32     32     32
       Add: Distributed income of equity investment
       Less: Interest capitalized.........................................  (1,068)   (147)
                                                                           -------  ------  ------ ------ ------
   Total earnings......................................................... $   672  $5,031  $7,770 $6,424 $7,574
                                                                           =======  ======  ====== ====== ======
   Fixed Charges:
       Interest expense................................................... $   278  $2,929  $3,161 $3,250 $3,452
       Interest capitalized...............................................   1,068     147
       Amortization of capitalized expenses related to indebtedness.......             145     159     28      5
       Estimated interest on rental expense...............................     292     669     605    659    548
                                                                           -------  ------  ------ ------ ------
   Total fixed charges.................................................... $ 1,638  $3,890  $3,925 $3,937 $4,005
                                                                           =======  ======  ====== ====== ======
   Ratio of Earnings to fixed charges.....................................    .41x   1.30x   1.98x  1.63x  1.89x